Exhibit 21.1

SUBSIDIARIES OF AAR CORP. (1)

Jurisdiction of
Subsidiary Name	Incorporation
AAR Aircraft & Engine Sales & Leasing (2)	Illinois
AAR Aircraft Services, Inc. (3)	Illinois
AAR Airlift Group, Inc. (4)	Florida
AAR Landing Gear LLC (5)	Florida
AAR International, Inc. (6)	Illinois
Airinmar Holdings Limited	United Kingdom
Telair International GmbH	Germany
Nordisk Aviation Products AS (7)	Norway
AAR Manufacturing, Inc. (8)	Illinois
AAR Parts Trading, Inc. (9)	Illinois
AAR Allen Services, Inc. (10)	Illinois

(1)              Pursuant to Regulation S-K Item 601(b)(21)(ii), the names of other subsidiaries of AAR CORP. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of year covered by this report.

(2)              Also does business under the names AAR Aircraft Sales & Leasing and AAR Engine Sales & Leasing.

(3)              Also does business under the names AAR Aircraft Services — Indianapolis, AAR Aircraft Services-Miami, AAR Aircraft Services — Oklahoma, AAR Aircraft Services — Hot Springs, and AAR Aircraft Services — Duluth.

(4)              Also does business under the names AAR Airlift Group and AAR Aircraft Services — Melbourne.

(5)              Also does business under the names AAR Landing Gear Services and AAR Wheels and Brakes Services.

(6)              Also does business under the names AAR Aircraft Component Services International, AAR Engineering Services — Asia, Allen Asset Management and AAR International Inc. — Abu Dhabi.

(7)              Also does business under the name Nordisk Asia Pacific Pte. Ltd.

(8)              Also does business under the names AAR Cargo Systems, AAR Composites, AAR Mobility Systems, AAR Mobility Systems — Sacramento, AAR Precision Systems, Telair International, Inc., Nordisk Aviation Products, AAR Aerostructures and Interiors, Summa Technology, Brown International Corporation, and AAR Integrated Technologies.

(9)              Also does business under the names AAR Aircraft Turbine Center, AAR Allen Aircraft, AAR Defense Systems & Logistics, AAR Defense Group, Allen Asset Management, AAR Distribution, and Airinmar.

(10)       Also does business under the names AAR Aircraft Component Services and Mars Aircraft Radio.